Exhibit 99.1



                     CAPITAL ALLIANCE INCOME TRUST APPOINTS
                           NEW CHIEF EXECUTIVE OFFICER


SAN FRANCISCO - (BUSINESS WIRE) - December 29, 2006 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA-News) a residential mortgage REIT, today announced that effective immediately its Board of Directors has unanimously approved its transition to a "Self Advised" REIT and the unanimous appointment of Richard J. Wrensen as President and Chief Executive Officer.

On October 18, 2006 at the company's Annual Shareholder Meeting, approximately 90% of the shareholder vote approved the "Self Advised" proposal and the appointment of Mr. Wrensen as President and Chief Executive Officer. Mr. Wrensen noted that "CAIT needs to focus on reversing its losses, creating earnings, restoring the dividend and enhancing shareholder value. These objectives are a challenge that the new management team is eager to address. Our success will require strategic changes to our existing business model, investment policies and a tremendous amount of hard work."

The transition to self management has produced significant transition and termination expenses. The former advisor received a termination payment of approximately $500,000. For the year ended December 31, 2005 CAIT reported a net loss of $307,308 and for the year ended December 31, 2006 expects its net loss to exceed $900,000 (which includes one time transition and termination expenses).

CAIT is a specialty residential lender, that has invested in conforming and high yielding, non-conforming residential mortgage loans on one-to-four unit residential properties located primarily in California. Historically, only residential loans with a combined loan-to-value of 75% or less are originated for CAIT's mortgage investment portfolio. Due to the discontinuance of CAIT's mortgage banking business conducted by Capital Alliance Funding Corporation, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are part of CAIT's core portfolio.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact: Capital Alliance Income Trust Ltd., San Francisco
         Richard J. Wrensen, President and
         Chief Executive Officer - 415-288-9575
         www.calliance.com